Exhibit 99.1

TriNet Announces Fourth Quarter, Fiscal Year 2024 Results, and Strategy & Medium-Term Outlook

1% Growth in Total Revenues to $1.3 billion for the Fourth Quarter of 2024
1% Growth in Total Revenues to $5.1 billion for Fiscal Year 2024
Delivered record WSE retention in 2024

DUBLIN, Calif. — February 13, 2025 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive and flexible human capital management (HCM) solutions for small and medium-size businesses (SMBs), today announced financial results for the fourth quarter and full year ended December 31, 2024. The fourth quarter and full year highlights below include non-GAAP financial measures which are reconciled later in this release.
“We closed out 2024 by delivering fourth quarter results in line with our guidance, excluding a strategic restructuring charge.” said Mike Simonds, TriNet’s President and CEO. “I am pleased that we drove strong retention in 2024 and returned over $200 million in capital to shareholders through share repurchases and dividends evidencing the strength of our business model.”
Simonds continued, “As we enter 2025, we have a clear strategy in place and have begun executing on a number of actions that position TriNet for growth, margin expansion, and value creation over the medium-term. We expect momentum to build through the year as we continue to reprice our insurance book and our investments in our benefits offering, go-to-market approach, and increasingly tech-enabled service model begin to yield tangible results.”
Fourth quarter highlights include:
•Total revenues increased 1% to $1.3 billion compared to the same period last year.
•Professional service revenues decreased 4% to $181 million compared to the same period last year.
•Net loss was $23 million, or $0.46 per diluted share, compared to net income of $67 million, or $1.31 per diluted share, in the same period last year.
•Adjusted Net Income was $22 million, or $0.44 per diluted share, compared to Adjusted Net Income of $82 million, or $1.60 per diluted share, in the same period last year.
•Adjusted EBITDA was $60 million, representing an Adjusted EBITDA Margin of 4.7%, compared to Adjusted EBITDA of $140 million, representing an Adjusted EBITDA Margin of 11.2% in the same period last year.
•Average Worksite Employees (WSEs) increased 5% as compared to the same period last year and increased 1% as compared to the previous quarter, to approximately 355,000.
Full year highlights include:
•Total revenues increased 1% to $5.1 billion as compared to 2023.
•Professional service revenues increased 1% to $765 million as compared to 2023.
•Net income was $173 million or $3.43 per diluted share, compared to net income of $375 million or $6.56 per diluted share, in 2023.
•Adjusted Net income was $269 million or $5.32 per diluted share, compared to net income of $446 million or $7.81 per diluted share, in 2023.
•Adjusted EBITDA was $485 million, representing an Adjusted EBITDA Margin of 9.6%, compared to Adjusted EBITDA of $697 million, representing an Adjusted EBITDA Margin of 14.2% in 2023.
•Average Worksite Employees (WSEs) increased by 6% compared to 2023, to approximately 353,000.

Full-Year 2025 Guidance
In addition to announcing our fourth quarter 2024 results, we provide our full-year 2025 guidance. Non-GAAP financial measures are reconciled later in this release. Percentages reflect the increase or (decrease) from the prior year end.

	Full Year 2025
(dollars in millions, except for per share amounts)	Low	High
Total Revenues	$4,900	$5,100
Professional Service Revenues	$700	$730
Insurance Cost Ratio	92%	90%
Adjusted EBITDA Margin	7%	9%
Diluted net income per share of common stock	$1.90	$3.40
Adjusted Net Income per share - diluted	$3.25	$4.75
Medium-Term Outlook Based on Strategy
TriNet is also providing our medium-term financial performance outlook as a result of our strategy. Details of our strategy and medium-term outlook can be found on Investor Relations section of TriNet’s website at https://investors.trinet.com. Percentages for Total Revenues and Adjusted Net Income per share - diluted represent our targeted compounded annual growth rates through the period. Adjusted EBITDA Margin represents our targeted margin at the end of the period. The Value Creation Opportunity represents our targeted Adjusted Net Income per share - diluted percentage return plus our expected dividends paid.

	Medium-Term Outlook
	Low	High
Total Revenues	4%	6%
Adjusted EBITDA Margin	10%	11%
Adjusted Net Income per share - diluted	12%	14%
Value Creation Opportunity	13%	15%
We are not able to provide a reconciliation of non-GAAP financial measures included in our medium-term outlook to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items including but not limited to volume growth and Insurance Cost Ratio. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable and potentially significant impact on our future GAAP financial results.
Annual Report on Form 10-K
We anticipate filing our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2024 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com on or about February 13, 2025. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K.
Earnings and Medium-Term Strategy & Outlook Conference Call and Audio Webcast
TriNet will host a conference call at 5:30 a.m. PT to 6:45 a.m. PT (8:30 a.m. to 9:45 a.m. ET) today to discuss its fourth quarter and year end results for 2024, provide full-year financial guidance for 2025, and provide its Medium-Term Strategy & Outlook. TriNet encourages participants to pre-register for the webcast. The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at https://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/533667263. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: https://www.netroadshow.com/events/login?show=4dd88305&confId=77411. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (404) 975-4839 and enter the access code: 174612. A replay of the webcast will be available on this website for approximately one year.

About TriNet
TriNet is a leading provider of Human Resources solutions for small and medium size businesses, offering advanced technology-enabled services that include human capital expertise, employee benefits such as health insurance and retirement plans, payroll and payroll tax administration, risk mitigation, and compliance consulting. Our long-term objective is to be the premier provider of HR services for a broad range of SMBs through industry leading benefits, sales distribution excellence, and a world class services delivery model. For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the full-year 2025 and the underlying assumptions; TriNet’s mid-term outlook and the underlying assumptions; TriNet’s ability to help our clients successfully navigate a challenging external environment, TriNet’s ability to build on our improved pricing, the continuation of our strong expense management and TriNet’s ability to execute on our strategy. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "guidance," “impact,” “intend,” “may,” “plan,” "predict," “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements expressed or implied by the forward-looking statements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by worksite employees; our ability to mitigate the unique business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our inability to realize or sustain the expected benefits from our business transformation initiatives; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and service centers we rely upon; the impact of discontinuing our discretionary credits on our business and client loyalty and retention; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to comply with constantly evolving data privacy, AI and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support; risks associated with our international operations; our ability to operate a business subject to numerous complex laws; changing laws and regulations governing health insurance and other traditional employee benefits at the federal, state, and local levels; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our HCM solutions; the failure of third-party service providers performing their functions; the failure to comply with anti-corruption laws and regulations, economic and trade sanctions, and similar laws; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations and stock price due to factors outside of our control; our ability to comply with the restrictions of our indebtedness and meet our debt obligations; the need for additional capital or to restructure our existing debt; the continuation of our stock repurchase program; the impact of concentrated ownership in our stock by Atairos and other large stockholders and the anti-takeover provisions in our charter documents and under Delaware law. Any of these factors could cause our actual results to differ materially from our anticipated results.
Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton / Josh Gross
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	Josh.Gross@TriNet.com
(408) 646-5103

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share and Operating Metrics data)	2024	2023	% Change	2024	2023	% Change
Income Statement Data:
Total revenues	$1,277	$1,261	1%	$5,053	$4,994	1%
Income before tax	(37)	86	(143)	226	501	(55)
Net (loss) income	(23)	67	(134)	173	375	(54)
Diluted net (loss) income per share of common stock	(0.46)	1.31	(135)	3.43	6.56	(48)
Non-GAAP measures (1):
Adjusted EBITDA	60	140	(57)	485	697	(30)
Adjusted Net income	22	82	(73)	269	446	(40)
Free Cash Flow				201	464	(57)
Operating Metrics:
Insurance Cost Ratio	95%	87%	8%	90%	84%	6
Average WSEs (3)	355,157	337,924	5	352,681	331,423	6%
Total WSEs at period end (2)	360,681	347,542	4	360,681	347,542	4
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures"
(2)    Total WSEs and Average WSEs include incremental WSEs that were charged a platform user access fee and incremental additional service recipients. These were identified as a result of our ongoing effort to ensure that our billing practices best match the expectations of our customers. Please refer to "Management Discussion & Analysis of Financial Condition and Results of Operations" in our 2024 10-K.

(in millions)	December 31, 2024	December 31, 2023	% Change
Balance Sheet Data:
Cash and cash equivalents	$360	$287	25%
Working capital	199	115	73
Total assets	4,119	3,693	12
Debt	983	1,093	(10)
Total stockholders’ equity	69	78	(12)

	Year Ended December 31,
(in millions)	2024	2023	% Change
Cash Flow Data:
Net cash provided by operating activities	$279	$539	(48)%
Net cash provided by (used in) investing activities	153	(70)	(319)
Net cash used in financing activities	(207)	(540)	(62)

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions except per share data)	2024	2023	2024	2023
Professional service revenues	$181	$189	$765	$756
Insurance service revenues	1,081	1,056	4,224	4,166
Interest income	15	16	64	72
Total revenues	1,277	1,261	5,053	4,994
Insurance costs	1,025	919	3,797	3,513
Cost of providing services	76	77	304	307
Sales and marketing	71	71	289	285
General and administrative	92	57	232	211
Systems development and programming	16	16	68	65
Depreciation and amortization of intangible assets	19	19	75	72
Interest expense, bank fees and other	15	16	62	40
Income before tax	(37)	86	226	501
Income taxes	(14)	19	53	126
Net (loss) income	$(23)	$67	$173	$375
Other comprehensive income (loss), net of income taxes	(5)	6	(1)	3
Comprehensive income	$(28)	$73	$172	$378
Net (loss) income per share:
Basic	$(0.46)	$1.33	$3.47	$6.61
Diluted	$(0.46)	$1.31	$3.43	$6.56
Weighted average shares:
Basic	50	51	50	57
Diluted	50	51	50	57

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
(in millions, except share and per share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$360	$287
Investments	—	65
Restricted cash, cash equivalents and investments	1,413	1,269
Accounts receivable, net	32	18
Payroll funds receivable	349	447
Prepaid expenses, net	64	67
Other payroll assets	916	381
Other current assets	46	44
Total current assets	3,180	2,578
Restricted cash, cash equivalents and investments, noncurrent	145	158
Investments, noncurrent	—	143
Property and equipment, net	10	17
Operating lease right-of-use asset	24	24
Goodwill	461	462
Software and other intangible assets, net	156	172
Other assets	143	139
Total assets	$4,119	$3,693
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$89	$87
Revolving credit agreement borrowings	75	109
Client deposits and other client liabilities	76	65
Accrued wages	580	515
Accrued health insurance costs, net	189	175
Accrued workers' compensation costs, net	44	50
Payroll tax liabilities and other payroll withholdings	1,906	1,438
Operating lease liabilities	13	14
Insurance premiums and other payables	9	10
Total current liabilities	2,981	2,463
Long-term debt, noncurrent	908	984
Accrued workers' compensation costs, noncurrent, net	110	120
Deferred taxes	11	13
Operating lease liabilities, noncurrent	26	30
Other non current liabilities	14	5
Total liabilities	4,050	3,615
Stockholders' equity:
Preferred stock	—	—
Common stock and additional paid-in capital	1,056	976
Retained earning (Accumulated deficit)	(984)	(896)
Accumulated other comprehensive loss	(3)	(2)
Total stockholders' equity	69	78
Total liabilities & stockholders' equity	$4,119	$3,693

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(in millions)	2024	2023	2022
Operating activities
Net income	$173	$375	$355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	75	72	64
Amortization of deferred costs	44	40	38
Amortization of ROU asset, lease modification, impairment, and abandonment	11	9	25
Stock based compensation	65	59	62
Accretion of discount rate on lease liabilities	2	2	2
Provision for doubtful accounts	2	3	2
Deferred income taxes	(2)	5	(22)
Losses from disposition of assets	—	1	6
Losses and impairment on investments	(1)	1	18
Impairment of intangibles	25	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2)	(3)	4
Prepaid expenses, net	(18)	4	19
Other payroll assets	3	(3)	—
Accounts payable and other current liabilities	(7)	(10)	(13)
Client deposits and other client liabilities	(10)	23	—
Accrued wages	(5)	7	14
Accrued health insurance costs, net	(2)	7	—
Accrued workers' compensation costs, net	(11)	(8)	(7)
Payroll taxes payable and other payroll withholdings	(3)	8	2
Operating lease liabilities	(15)	(17)	(17)
Other assets	(52)	(35)	(54)
Other liabilities	7	(1)	(1)
Net cash provided by operating activities	279	539	497
Investing activities
Purchases of marketable securities	(190)	(276)	(410)
Proceeds from sale and maturity of marketable securities	421	286	469
Acquisitions of property and equipment and projects in process	(78)	(75)	(56)
Acquisitions of subsidiaries, net of cash acquired	—	—	(229)
Other Investments	—	(5)	—
Net cash provided by (used in) investing activities	153	(70)	(226)
Financing activities
Change in WSE and TriNet Trust related assets and liabilities, net	139	6	65
Repurchase of common stock	(183)	(1,122)	(523)
Proceeds from issuance of common stock	12	15	11
Payment of long-term financing costs and debt issuance costs	—	(9)	—
Proceeds from issuance of 2031 Notes	—	400	—
Proceeds from revolving credit agreement borrowings	—	695	—
Repayment of borrowings under revolving credit agreement	(110)	(495)	—
Awards effectively repurchased for required employee withholding taxes	(28)	(30)	(24)
Dividends paid	(37)	—	—
Net cash used in financing activities	(207)	(540)	(471)
Effect of exchange rate changes on cash and cash equivalents	—	—	(1)
Net increase (decrease) in cash and cash equivalents, unrestricted and restricted	225	(71)	(201)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,466	1,537	1,738
End of period	$1,691	$1,466	$1,537
Supplemental disclosures of cash flow information
Interest paid	$59	$25	$18
Income taxes paid, net	76	114	128
Supplemental schedule of noncash investing and financing activities
Cash dividend declared, but not yet paid	$12	$—	$—
Payable for purchase of property and equipment	$2	$4	$6
Acquisitions of subsidiaries paid in stock	$—	$—	$17

FINANCIAL STATEMENTS

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA	• Net (loss) income, excluding the effects of:
- income tax provision,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- stock based compensation expense,
- amortization of cloud computing arrangements,
- transaction and integration costs, and
- restructuring costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include restructuring costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to the prior period and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income	• Net (loss) income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation,
- amortization of intangible assets, net,
- non-cash interest expense,
- transaction and integration costs,
- restructuring costs, and
	- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.)	• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Free Cash Flow	• Net cash provided by operating activities reduced by capital expenditures	• Provides information on the strength of our liquidity and available cash. • Provides management with a measure to assist in making planning decisions, evaluate our performance and allocate resources.
(1) Non-GAAP effective tax rate is 25.6% for the fourth quarters and full years of 2024 and 2023, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.
In 2024, we changed our presentation method in our Consolidated Statements of Cash Flows to classify changes in WSE and TriNet Trust assets and liabilities as financing activities. As a result of this change, we will no longer use Corporate Operating Cash Flows as a non-GAAP financial measure. In 2024 we also added Free Cash Flow as part of our non-GAAP financial measures.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of Net (loss) income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net (loss) income	$(23)	$67	$173	$375
Provision for income taxes	(14)	19	53	126
Stock based compensation	12	16	65	59
Interest expense, bank fees and other	15	16	62	40
Depreciation and amortization of intangible assets	19	19	75	72
Amortization of cloud computing arrangements	2	1	8	8
Transaction and integration costs	—	2	—	17
Restructuring costs	49	—	49	—
Adjusted EBITDA	$60	$140	$485	$697
Adjusted EBITDA Margin	4.7%	11.2%	9.6%	14.2%
The table below presents a reconciliation of Net (loss) income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Net (loss) income	$(23)	$67	$173	$375
Effective income tax rate adjustment	(5)	(3)	(5)	(2)
Stock based compensation	12	16	65	59
Amortization of intangible assets	5	5	19	20
Non-cash interest expense	1	1	3	2
Transaction and integration costs	—	2	—	17
Restructuring costs	49	—	49	—
Income tax impact of pre-tax adjustments	(17)	(6)	(35)	(25)
Adjusted Net Income	$22	$82	$269	$446
GAAP weighted average shares of common stock - diluted	50	51	50	57
Adjusted Net Income per share - diluted	$0.44	$1.60	$5.32	$7.81
The table below presents a reconciliation of Net cash provided by operating activities to Free Cash Flow:

	Year Ended December 31,
(in millions)	2024	2023	2022
Net cash provided by operating activities	$279	$539	$497
Acquisitions of property and equipment and projects in process	(78)	(75)	(56)
Free Cash Flow	$201	$464	$441

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the full-year 2025 guidance.
Low and high percentages represent increases (decreases) from the same period in the previous year.
The table below presents a reconciliation of net income to Adjusted EBITDA:

	FY 2024	Year 2025 Guidance
(in millions)	Actual	Low	High
Net (loss) income	$173	(46)%	(3)%
Provision for income taxes	53	(41)	10
Stock based compensation	65	11	11
Interest expense, bank fees and other	62	(15)	(15)
Depreciation and amortization of intangible assets	75	(21)	(21)
Amortization of cloud computing arrangements	8	(7)	(7)
Restructuring costs	49	(80)	(80)
Adjusted EBITDA	$485	(31)%	(10)%
Total revenues	$5,053	(2.0)%	2.0%
Adjusted EBITDA Margin	9.6%	6.8%	8.5%
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	FY 2024	Year 2025 Guidance
(in millions, except per share data)	Actual	Low	High
Net income	$173	(46)%	(3)%
Effective income tax rate adjustment	(5)	(83)	(105)
Stock based compensation	65	11	11
Amortization of intangible assets	19	(49)	(49)
Non-cash interest expense	3	(100)	(100)
Restructuring costs	49	(80)	(80)
Income tax impact of pre-tax adjustments	(35)	(32)	(32)
Adjusted Net Income	$269	(40)%	(12)%
GAAP weighted average shares of common stock - diluted	50
Adjusted Net Income per share - diluted	$5.32	$3.25	$4.75